Exhibit 21.1

List of Subsidiaries of Stitch Fix, Inc.

Name of Subsidiary	Jurisdiction
Stitch Fix International (Cayman), Ltd.	Cayman Islands
Stitch Fix International (Delaware), Inc.	Delaware